Exhibit (d)(2)

CONFIDENTIAL

Onvia, Inc.

509 Olive Way, Suite 400

Seattle, WA 98101

August 1, 2017

Roper Technologies, Inc.

6901 Professional Parkway E. / Suite 200

Sarasota, Florida 34242

Attention: Corporate Secretary

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration of a possible transaction involving Roper Technologies, Inc., a Delaware corporation and any of its affiliates (“you”), and Onvia, Inc., a Delaware corporation (the “Company”; such possible transaction involving you and the Company, the “Transaction”), you have requested information regarding the Company. As a condition to any information regarding the Company being furnished to you, you agree to treat any Evaluation Material (as defined below), and to take or abstain from taking certain other actions, in accordance with the provisions of this letter agreement (this “Agreement”).

1.	Definitions.

1.1.    Evaluation Material and Transaction Information. The term “Evaluation Material” means all information, data, reports, interpretations, forecasts, business plans and records, financial or otherwise, and whether written, oral, electronic, visual or otherwise (whatever the form or storage medium), concerning or related to the Company, any of its affiliates, subsidiaries or joint ventures, or any of the businesses, properties, products, intellectual property, product designs and plans, technical know-how, marketing information, services, costs and pricing information, methods of operation, employees, financial condition, operations, assets, liabilities, results of operations and/or prospects of any of the foregoing (whether prepared by or on behalf of the Company or any of its Representatives (as defined below)) that may be furnished or made available to you or any of your Representatives from and after the date hereof by or on behalf of the Company or any of its Representatives (collectively, “Information”), as well as all notes, analyses, compilations, summaries, extracts, studies, interpretations or other materials prepared by you or any of your Representatives to the extent the foregoing contain, reflect or are based upon any such Information, and in each case regardless of whether or not specifically marked as confidential. The term “Evaluation Material” does not include Information that (i) is or becomes generally available to the public (other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement or any other obligation of confidentiality), (ii) was within your possession prior to it being furnished or made available to you by or on behalf of the Company or any of its Representatives or thereafter becomes available to you, in either case without being subject to your or your Representatives’ knowledge to any contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such Information, or (iii) is independently developed by you or your Representatives without use of or reference to the Information. The term “Transaction Information” shall include, without limitation, the existence of a possible Transaction, your interest in a Transaction, the fact that Evaluation Material has been furnished or made available to you or any of your Representatives, the fact that discussions or negotiations have taken place, are taking place or may take place concerning a Transaction or any similar transaction or any of the terms, conditions or other facts with respect thereto (including, without limitation, the status thereof and any drafts of any term sheets, letters of intent or agreements related to the Transaction), and the existence and terms of this Agreement. You acknowledge and agree that the Evaluation Material may include Information furnished or made available to the Company or any of its Representatives pursuant to confidentiality agreements or other obligations of confidentiality between the Company and/or one or more of its Representatives and third parties.

1.2.    Other Definitions. As used in this Agreement, (i) the term “Representatives” means, with respect to any person, such person’s affiliates and existing joint ventures and any of the foregoing persons’ respective partners, equityholders, members, managers, directors, officers, employees, agents, representatives, advisors (including, without limitation, financial advisors, bankers, consultants, legal counsel and accountants) and controlling persons, debt financing sources, and, subject to the next sentence, equity financing sources, (ii) the term “person” shall be broadly interpreted to include the media and any individual, corporation, partnership, limited liability company, group, governmental authority or other entity, and (iii) the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Your or your Representatives’ actual or prospective equity financing sources for the Transaction will not be deemed “Representatives” unless and until, prior to contacting such equity financing sources (including for purposes of checking conflicts), the Company has consented in writing to such persons being contacted by you or your Representatives for such purposes.

2.	Evaluation Material.

2.1.    Nondisclosure of Evaluation Material and Transaction Information. You hereby agree, subject to the terms hereof, that you will, and you will cause your Representatives to: (i) use the Evaluation Material solely for the purpose of evaluating your possible participation in the Transaction, (ii) keep the Evaluation Material strictly confidential in accordance with the terms of this Agreement, and (iii) without the prior written consent of the Company, not disclose any of the Evaluation Material to any person; provided, however, that you may disclose any of the Evaluation Material to your Representatives who need to know such Evaluation Material for the sole purpose set forth in clause (i) above and who agree to be bound by the nondisclosure and nonuse terms hereof to the same extent as if they were parties hereto or are bound by an existing duty of nondisclosure and nonuse that is no less restrictive. Each of the parties hereby agrees, subject to the terms hereof, that it will not, and will direct its Representatives not to, without the prior written consent of the other party, disclose any of the Transaction Information to any person; provided, however, that each party may disclose any of the Transaction Information to its Representatives who need to know such Transaction Information for the purpose of evaluating, negotiating and consummating the Transaction and who agree to be bound by the nondisclosure and nonuse terms hereof to the same extent as if they were parties hereto or are bound by an existing duty of nondisclosure and nonuse that is no less restrictive. Each party hereby agrees to notify the other party in writing immediately upon discovery of any unauthorized use or disclosure of Evaluation Material (solely in the case of any unauthorized use or disclosure by you or any of your Representatives) or Transaction Information or any other breach of this Agreement by it or any of its Representatives, and will cooperate with the other party to assist such other party to regain possession of the Evaluation Material or Transaction Information, as the case may be, and prevent its further unauthorized use or disclosure. Absent your prior, written consent, the Company and its Representatives shall not disclose your involvement in a possible Transaction or participation in the process of evaluating a possible Transaction involving the Company.

2.2.    Compulsory Disclosure. In the event that a party or any of its Representatives receives a request (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose, or are otherwise required by law or any rule of any securities exchange to which it or any of its Representatives is subject (each, a “Law”), including, for purposes of accountants, applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, to disclose, any of the Evaluation Material or Transaction Information, as the case may be, such party shall (i) provide the other party with prompt written notice of such request or requirement, along with, to the extent applicable, a copy of the request and the proposed disclosure, the circumstances surrounding such request or requirement, the reason that such disclosure is required and the time and place such disclosure is expected to be made, in each case with sufficient specificity so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and (ii) if requested by the other party, then assist the other party in seeking a protective order or other appropriate remedy in response to such request or requirement. Without limiting the generality of the foregoing, each party will not, and will cause its Representatives not to, oppose any action by the other party to obtain such a protective order or other remedy. Notwithstanding Paragraph 2.1 hereof, if, in the absence of a protective order or other remedy or the receipt of a waiver by the other party, such party is, or any of its Representatives is, nonetheless, on the advice of its counsel, required by Law to disclose any Evaluation Material, such party or such party’s Representative may disclose to the applicable tribunal or other person only that portion of the Evaluation Material or Transaction Information, as the case may be, which such counsel advises it is required by Law to be disclosed, provided that such party, and, if appropriate, such party’s Representative, exercise reasonable efforts to continue to preserve, and have such tribunal or other person preserve, the confidentiality of such Evaluation Material to the extent consistent with Law. Notwithstanding any disclosure of Evaluation Material or Transaction Information pursuant to this Paragraph 2.2 to a tribunal or other person subject to a protective order other similar remedy that preserves the confidentiality of such information, such party and its Representatives will continue to be bound by its and their obligations of confidentiality (including, without limitation, with respect to any such Evaluation Material or Transaction Information disclosed pursuant to this Paragraph 2.2) and other obligations hereunder.

2.3.    Privileges. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege or similar protections, neither the Company nor any of its Representatives is waiving, and shall not be deemed to have waived or diminished, its attorney-

client privileges, attorney work-product protections or similar privileges and protections as a result of disclosing any Evaluation Material (including but not limited to Evaluation Material related to pending or threatened claims or litigation) to you or any of you Representatives.

2.4.    Information Request Procedures; No Contact. You agree that, without the prior written consent of the Company, the Company’s financial advisor GCA Advisors, LLC (“GCA”) or another designated Representative of the Company, all communications from you or your Representatives regarding the proposed Transaction, including, without limitation, inquiries, requests for additional information, requests for access to personnel or other business contacts, requests for facility tours or discussions or questions regarding procedures, will be submitted only to GCA or the Company’s other designated Representatives. You agree that you will not, and you will cause your Representatives not to, initiate or maintain contact with (i) subject to the preceding sentence, the Company’s Representatives regarding any matters related to the Transaction, employment arrangements or understandings, any rollover of equity, the process or discussions of the Company’s board of directors (the “Company Board”) or any similar Transaction-related matters, or (ii) any customer, supplier, licensor, licensee or other business partner of the Company or any of its subsidiaries outside the ordinary course of business and unrelated to the Transaction, in either case except with the prior written consent of the Company.

2.5.    Return or Destruction of Evaluation Material. At any time upon the request of the Company for any reason, you will promptly destroy all Evaluation Material without keeping any copies other than routine electronic backup copies not available to an end user (provided that, notwithstanding any other provision herein, such backup copies shall remain subject to the provisions of this Agreement for so long as such information continues to exist), in whole or part thereof in any medium whatsoever; provided, however, that you and your Representatives will be entitled to retain the minimum number of copies of the Evaluation Material to the extent necessary to comply with applicable Law, which shall be used solely for such purposes. Notwithstanding the destruction of the Evaluation Material or the termination of discussions regarding the Transaction, you and your Representatives will continue to be bound by your and their obligations of confidentiality (including, without limitation, with respect to any Evaluation Material destroyed pursuant to this Paragraph 2.5 or any Evaluation Material retained pursuant to the proviso to the first sentence of this Paragraph 2.5) and other obligations hereunder.

2.6.    Accuracy of Evaluation Material. You understand and agree that neither the Company nor any of their Representatives is making or will be deemed to make or have made any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of their Representatives will have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material, including, without limitation, for any conclusions that you, any of your Representatives or any other person derive from the Evaluation Material. Only those representations or warranties that are made in a final definitive written agreement providing for the Transaction (which, for avoidance of doubt, will not include a term sheet, letter of intent or other similar instrument) (each, a “Definitive Transaction Agreement”), when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect upon any of the parties hereto.

2.7.    Ownership of Evaluation Material. Nothing herein, nor any disclosure contemplated hereby, will be deemed to transfer to you, any of your Representatives or any other person any interest in, or confer in you, any of your Representatives or any other person any right (including, without limitation, intellectual property right) over, the Evaluation Material whatsoever beyond those interests and rights expressly provided for in this Agreement.

2.8.    Term. The obligations of each party hereto set forth in this Paragraph 2 will terminate and be of no further force or effect on the date that is two (2) years from the date hereof.

3.	Non-Solicitation; Non-Hire.

You hereby agree that, for a period of one (1) year from the date hereof, you will not, either directly or indirectly, without obtaining the prior written consent of the Company, solicit for employment, hire or employ any current or former (i) officers of the Company or (ii) employees of the Company or any of its controlled affiliates (A) at the vice-president level or above or (B) that you became first acquainted with as a result of your evaluation of the Transaction (in each case, whether or not such person would commit any breach of such person’s contract of service in leaving such employment or service); provided, however, that the restriction above will not (a) restrict your ability to conduct generalized searches for officers or employees by use of advertisements in periodicals of general circulation or professional recruiters neither of which are specifically targeted at such persons or to hire any such persons who respond thereto, (b) prevent you from soliciting or hiring such former officers or employees whose employment ceased prior to the date of this Agreement or (c) hiring such former officers or employees following the six (6) month anniversary of such individual’s cessation of employment if such individual contacts you on his or her own initiative without any solicitation in violation of this Paragraph 3.

4.	Standstill; Securities Laws.

4.1.    Standstill. You hereby represent and warrant that you and your affiliates do not beneficially own any shares of the common stock of the Company. In consideration of the Evaluation Material being furnished or made available to you, you hereby agree that, for a period of one (1) year from the date hereof, unless invited in advance by the Company Board to do so (which invitation will be expressly set forth in writing from the Company Board), you will not, and you will cause your Representatives (other than third party advisors taking action on behalf of an unrelated person without breach of any of the other terms of this Agreement) not to, directly or indirectly, acting alone or as part of a group: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (a) any securities (whether equity, debt or otherwise) of the Company or any of its subsidiaries (or beneficial ownership thereof, as such term is used pursuant to Rule 13d-3 under the Exchange Act), (b) any right to vote or to direct the voting of any voting or equity securities of the Company or any of its subsidiaries, or (c) any direct or indirect rights to acquire any securities of the Company or any of its subsidiaries or any derivative securities with economic equivalents of ownership of any of such securities; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or any portion of, directly or indirectly, any acquisition transaction or other business combination relating to all or any portion of the Company or any of its subsidiaries (whether by way of merger, consolidation, purchase, exchange, recapitalization, restructuring or otherwise) or any acquisition transaction for all or part of the assets of the Company or any of its businesses or subsidiaries; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the United States Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any of its subsidiaries; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the management or policies of the Company or any of its subsidiaries or to become, designate, replace or remove a member of the board of directors of the Company or any of its subsidiaries; (vi) directly or indirectly enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (viii) disclose (other than, to the extent otherwise permitted hereby, to the Company or its Representatives) any intention, plan or arrangement which if effected would violate this Paragraph 4.1; (ix) request that the Company, the Company Board or any of their Representatives, directly or indirectly, amend or waive any provision of this Paragraph 4.1 (including this clause (ix)); (x) knowingly take any action that would reasonably be expected to require the Company or any of its Representatives to make a public announcement regarding any of the activities referred to in clauses (i) through (ix) of this Paragraph 4.1 (other than disclosures otherwise expressly permitted by this Agreement); or (xi) agree with any third party to take any of the foregoing actions. The provisions of this Paragraph 4.1 will terminate upon the earlier of: (a) the date that is two (2) years from the date hereof; and (b) the date on which (1) the Company sells or enters into a definitive agreement that would result in the sale of, (2) the Company Board approves any transaction that would result in any third party or “group” acquiring beneficial ownership of, or (3) the Company Board recommends in favor of any tender or exchange offer that would, if consummated, result in any third party or “group” acquiring, 50% or more of the outstanding voting securities of the Company or the assets of the Company representing 50% or more of the consolidated earning power of the Company and its subsidiaries.

4.2.    Prohibition on Voting Restrictions. For a period of one (1) year from the date hereof, unless consented to in advance by the Company Board to do so (which invitation will be expressly set forth in writing from the Company Board), you will not, and you will cause your Representatives (other than third party advisors not taking action on your behalf or at your direction) not to, enter into any exclusivity, lock-up or other agreement, arrangement or understanding, whether written or oral, with any current or future shareholder of the Company or other person that has the right to vote or direct the voting of voting securities of the Company that is intended or would reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such person to (i) vote any voting securities of the Company beneficially owned by such person (or with respect to which such person otherwise has the right to vote or to the direct the voting of such voting securities) in favor of, or (ii) tender any such voting or equity securities of the Company into any offer made in connection with, any transaction involving the Company. This Paragraph 4.2 will terminate upon the expiration or termination of Paragraph 4.1.

4.3.    Securities Laws. Each party understands and agrees that it is aware, and that it will advise its Representatives who are informed of the matters that are the subject of this Agreement, that the United States federal and state securities laws prohibit, and certain foreign laws may prohibit, any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that the person is likely to purchase or sell such securities. Each party will, and will cause such Representatives to, comply with United States federal and state securities laws and foreign laws in connection with the receipt of Evaluation Material or Transaction Information, as the case may be, contemplated hereby.

5.	Certain Additional Restrictions

5.1.    No Partnering. None of you, your affiliates or any of your Representatives (other than third party Representatives who are not acting on your behalf or at your direction) has entered into or, for a period of one (1) year from the date hereof, will, without the prior written consent of the Company Board, enter into, directly or indirectly, any agreements, arrangements or understandings with any person (other than your Representatives), with respect to a possible Transaction or a transaction involving any assets of the Company or any of its subsidiaries. This Paragraph 5.1 will terminate upon the expiration or termination of Paragraph 4.1.

5.2.    Prohibition on Exclusive Arrangements. You and your affiliates have not, directly or indirectly, entered into and will not, directly or indirectly, enter into any agreement, arrangement or understanding, whether written or oral, with any potential financing source, partner or co-investor which may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other party in any other transaction involving the Company or any of its subsidiaries.

6.	Miscellaneous.

6.1.    Breach. You will be responsible for ensuring that your Representatives adhere to the terms of this Agreement as if such persons were original parties hereto, you will be responsible for any breach of this Agreement by you or any of your Representatives, and you agree, at your sole expense, to take all reasonable measures to avoid any prohibited or unauthorized disclosure or use of the Evaluation Material or other breach of this Agreement by any of your Representatives. The foregoing obligation will not limit the remedies available to the Company for any threatened or actual breach of this Agreement by any of your Representatives.

6.2.    Process. You understand and agree that: (i) unless and until a Definitive Transaction Agreement has been executed and delivered by the Company and you, none of the Company or any of its Representatives will be under any legal obligation of any kind whatsoever with respect to the Transaction, and except as arising pursuant to such a Definitive Transaction Agreement, neither you nor any of your Representatives will have, and you hereby waive for yourself and on their behalf, any claims whatsoever against the Company or any of its Representatives arising out of or relating to the Transaction; (ii) no Information provided, including any statements made, to you or any of your Representatives prior to, in the course of or for the purpose of negotiations relating to a Transaction, will constitute an offer by the Company or on the Company’s behalf, nor will you or any of your Representatives claim that any such Information forms the basis of any contract or agreement (including, without limitation, an agreement in principle), to engage in any transaction with you, and you hereby waive any claims to the contrary; (iii) Company reserves the right, in its sole discretion, to both reject any and all proposals made by you or any of your Representatives with regard to a Transaction and/or to terminate discussions and negotiations with you or any of your Representatives at any time for any reason or no reason; (iv) the Company or any of its Representatives may enter into negotiations and discussions with any other parties for a possible transaction in lieu of the Transaction with you and enter into a definitive agreement with respect thereto without prior notice to you or any of your Representatives; (v) the Company may change in any way in its sole discretion the Company’s processes or procedures for considering the Transaction or any transaction in lieu of the Transaction without prior notice to you or any of your Representatives; and (vi) the Company will retain the right to determine, in its sole discretion, what Information it will furnish or make available to you or any of your Representatives. The Company understands and agrees that unless and until a Definitive Transaction Agreement has been executed and delivered by the Company and you, neither you nor your Representatives will be under any legal obligation of any kind whatsoever with respect to the Transaction, and except as arising pursuant to such a Definitive Transaction Agreement, neither the Company nor any of its Representatives will have, and hereby waives, any claims whatsoever against you or any of your Representatives arising out of or relating to the Transaction

6.3.    Modification and Waiver. This Agreement may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving this Agreement. It is understood and agreed that no failure or delay by the Company, or the Company Board on behalf of the Company, in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.4.    Severability. The illegality, invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the legality, validity or enforceability of any other provision of this Agreement or the legality, validity or enforceability of such provision of this Agreement in any other jurisdiction. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, then such provisions will be deemed limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

6.5.    Entire Agreement. This Agreement contains the entire agreement between the Company and you concerning the subject matter hereof and supersedes all previous agreements, written or oral, to the extent relating to the exchange of Evaluation Material contemplated hereby or any consideration, discussions or negotiations of a Transaction.

6.6.    Remedies. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by a party or any of its Representatives and, in addition to all other remedies that a party or any of its Representatives may have at law or in equity and without limiting any of the foregoing, a party and any of its Representatives will be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach and the other party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

6.7.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof. The parties hereto hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the United States federal and state court sitting in the City of Wilmington (collectively, the “Delaware Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in a Delaware Court. Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to its address set forth on the first page of this Agreement will be effective service of process for any action, suit or proceeding brought against it in any Delaware Court.

6.8.    Assignment; Binding Effect. Neither party may assign its rights or obligations under this Agreement to any person, provided, however, that the Company may assign this Agreement to any third-party successor to the Company by operation of law or other acquiror of all or substantially all of the assets of the Company. This Agreement will be binding upon each party and its respective successors and permitted assigns and will inure to the benefit of, and be enforceable by, the other party and its respective successors and assigns.

6.9.    Expenses. All costs and expenses incurred in connection with this Agreement and the consideration by the parties of the Transaction, including, without limitation, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants, will be paid by the party incurring such cost or expense.

6.10.    Headings. Headings included in this Agreement are for the convenience of the parties only and will be given no substantive or interpretive effect.

6.11.    Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or electronic transmission, each of which will be deemed to be an original.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement will become a binding agreement between you and the Company.

Very truly yours,

ONVIA, INC.

By:	/s/ Cameron Way
Name:	Cameron Way
Title:	Chief Financial Officer

Accepted and agreed as of this 1st day of August, 2017 (or, if left blank, the date first set forth above):

ROPER TECHNOLOGIES, INC.

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Vice President, General Counsel & Corporate Secretary